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                                                                     Exhibit 5.1
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                                 June 18, 2001


Board of Trustees
Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland  20852


Ladies and Gentlemen:

          We are acting as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the "Trust"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission and relating to the proposed resales by certain holders of up to 328,116 shares of the Trust's common shares of beneficial interest, par value $.01 per share (together with the Rights (as defined below), the "Shares"), and up to 328,116 associated common share purchase rights (the "Rights") to be issued pursuant to the Rights Agreement (as defined below), which Shares are to be issued pursuant to the mergers (the "Mergers") of two limited partnerships with and into a wholly owned subsidiary of the Trust in which the partners of the limited partnerships will receive the Shares in exchange for their partnership interests in the limited partnerships. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

          2. The Declaration of Trust of the Trust (the "Declaration of Trust"), as certified by the Maryland State Department of Assessments and Taxation ("SDAT") on March 14, 2001 and the
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Board of Trustees
Federal Realty Investment Trust
June 18, 2001
Page 2


              Secretary of the Trust on April 24, 2001 as being complete, accurate and in effect.

          3. The Bylaws of the Trust, as certified by the Secretary of the Trust on April 24, 2001 as being complete, accurate and in effect.

          4. An executed copy of the Amended and Restated Rights Agreement dated as of March 11, 1999 (the "Rights Agreement") between the Trust and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

          5. An executed copy of the Agreement and Plan of Merger, dated as of March 2, 2001, by and among GPO I, Inc., a Delaware corporation, the persons listed on Appendix A thereto, the Trust and Street Retail, Inc., a Maryland corporation ("Street Retail"), as amended (the "GPO I Merger Agreement").

          6. An executed copy of the Agreement and Plan of Merger, dated as of March 2, 2001, by and among GPO II Inc., a Delaware corporation, the persons listed on Appendix A thereto, the Trust and Street Retail, as amended (the "GPO II Merger Agreement," together with the GPO I Merger Agreement, the "Merger Agreements").

          7. Certain resolutions of the Board of Trustees of the Trust adopted at a meeting of the Board held on February 14, 2001, as certified by the Secretary of the Trust on April 24, 2001 as being complete, accurate and in effect, relating to, among other things, the authorization of the Mergers and the issuance of the Shares and arrangements in connection therewith.

          8. Certain resolutions of the Board of Trustees of the Trust adopted at a meeting of the Board held on February 22, 1999, as certified by the Secretary of the Trust on April 24, 2001 as being complete, accurate and in effect relating to, among other things, the execution of the Rights Agreement.
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Board of Trustees
Federal Realty Investment Trust
June 18, 2001
Page 3


          In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that (i) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (iii) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Rights Agreement and (vi) the Rights will be issued in accordance with the Rights Agreement. In addition, we further have assumed that none of the Shares are issued in violation of the ownership limit contained in the Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms "Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended" and "Maryland General Corporation Law, as amended" include the applicable statutory provisions contained therein and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the Merger Agreements, the Shares will be validly issued, fully paid and nonassessable.
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Board of Trustees
Federal Realty Investment Trust
June 18, 2001
Page 4

          The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                    Very truly yours,


                                    /s/ HOGAN & HARTSON L.L.P.